Exhibit 99.1

FOR IMMEDIATE RELEASE

First National Bank Announces Continued Commitment to Affordable Home Loan Programs for Minority Communities in North Carolina

Yadkin Bank and Successor Enter into Agreement with U.S. Department of Justice and State of North Carolina

WINSTON-SALEM, NC – FEBRUARY 5, 2024 – Yadkin Bank (Yadkin) and its successor by merger, First National Bank of Pennsylvania (the Bank), today reached an agreement with the U.S. Department of Justice (DOJ) and the State of North Carolina to resolve their fair lending allegations related to their assessment of mortgage lending activities in the Winston-Salem and Charlotte, NC, markets that began prior to Yadkin’s merger with First National Bank in March 2017.

The DOJ investigation encompassed both mortgage lending activity by Yadkin prior to the acquisition and First National Bank in the early years following its entry into the North Carolina markets. First National Bank is deeply disappointed that the government commenced an investigation after the Bank’s brief presence in the Charlotte and Winston-Salem markets, particularly when the Bank had established its commitment to offering affordable credit in minority communities immediately following the Yadkin acquisition.

First National Bank has developed and offered specialized loan products for more than a decade that expand access to credit for minority and low- to moderate-income borrowers. In addition, the Bank has and will continue to invest over $1 billion in loans and investments including grants and subsidies to strengthen marginalized communities throughout its footprint.

“We firmly assert First National Bank’s compliance with fair lending laws and strongly disagree with the DOJ’s allegations. We cooperated fully to reach an agreement in this inherited matter as a good faith effort to avoid prolonged litigation and to maintain our focus on promoting equity and economic prosperity,” said Jennifer M. Reel, Chief Communications Officer and spokesperson for First National Bank. “We are also proud to further advance our existing commitment to ensure minority and low- to moderate-income borrowers have access to credit and vital banking resources.”

The Bank will provide $11.75 million in mortgage loan subsidies over a five-year period, leveraging its previously announced commitment to underserved communities across the footprint, including those located in the Charlotte and Winston-Salem markets. The settlement does not include any civil money penalties against First National Bank.

For more information about First National Bank’s significant community investments and lending initiatives, visit fnb-online.com/corporateresponsibilityreport.

About First National Bank of Pennsylvania

First National Bank of Pennsylvania, has approximately 350 full-service locations in Pennsylvania, Ohio, Maryland, West Virginia, Virginia, North Carolina, South Carolina and the District of Columbia. In addition to a comprehensive suite of traditional banking products and services, the Bank also provides a full range of online and mobile banking solutions for consumer and business clients. First National Bank has been recognized repeatedly as a best place to work in Pittsburgh, Pennsylvania, its headquarters city, and throughout its market footprint.

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Media Contact: Jennifer Reel 724-983-4856, 724-699-6389 (cell) reel@fnb-corp.com	Analyst/Institutional Investor Contact: Lisa Hajdu 412-385-4773 hajdul@fnb-corp.com